Exhibit 10.1
[TO BE PLACED ON COMPANY LETTERHEAD]

Personal and Confidential

January [●], 2024
[Employee Name]
[Address]
Re:     Retention Bonus
Dear [●]:
On behalf of Invitae Corporation (the “Company”), I am pleased to offer you an opportunity to receive a retention bonus of $________ (the “Retention Bonus”) if you agree to the terms and conditions of this letter agreement (this “Agreement”). To receive this Retention Bonus, you must execute and return a copy of this Agreement to the Company as described on the signature page below by no later than January [__], 2024. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meanings given to such terms in Section 3.
1.Retention Bonus. Subject to the terms and conditions set forth herein, you will be paid the Retention Bonus in a cash lump sum payment on or about January [__], 2024. As a condition to receiving the Retention Bonus, you hereby waive any and all rights in respect of the compensation arrangements described on Exhibit A attached hereto and agree that such waiver shall not be considered to be a breach of any other agreement with the Company Group or constitute “Good Reason” (or similar term) under any such other agreement. For the sake of clarity, the Retention Bonus and this Agreement do not affect payments under any other retention arrangement that is not listed on Exhibit A.
2.Vesting/Repayment Conditions.
(a)Vesting. Your Retention Bonus will vest and no longer be subject to repayment pursuant to Section 2(b) on the applicable Vesting Date if you are employed by the Company Group on that date. In addition, your Retention Bonus will fully vest and no longer be subject to repayment pursuant to Section 2(b) on the date of your Qualifying Termination before the Vesting Date.
(b)Repayment. In the event of your Non-Qualifying Termination before the Vesting Date, you agree to repay 100% of the After-Tax Value of the Unvested Component of your Retention Bonus within 20 days after such termination. For the sake of clarity, you will not be required to repay any portion of your Retention Bonus based on any termination occurring after the Vesting Date.
3.Definitions. For purposes of this Agreement:
“After-Tax Value” means the portion of your Retention Bonus required to be repaid under Section 2(b) net of any taxes withheld or paid in respect thereof. The Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” has the meaning set forth in the Change in Control Agreement.

“Company Group” means the Company and its direct and indirect subsidiaries.
“Change in Control Agreement” means the Change in Control and Severance Agreement in effect between you and the Company or, if you are not party to a Change in Control and Severance Agreement, the Form of Change in Control and Severance Agreement, between Invitae Corporation and certain officers filed as Exhibit 10.22 to the Company’s Form 10-K filing for the fiscal year ended December 31, 2022.
“Disability” has the meaning set forth in the Change in Control Agreement.
“Good Reason” has the same meaning as “Involuntary Termination” as set forth in the Change in Control Agreement.
“Non-Qualifying Termination” means any termination of your employment with the Company Group that is not considered to be a Qualifying Termination.
“Qualifying Termination” means the termination of your employment with the Company Group (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, (iii) due to your Disability or (iv) due to your death if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so, and you do not revoke such Release within any time provided by the Company to do so.
“Unvested Component” means the portion of your Retention Bonus, if any, that has not vested pursuant to Section 2(a) as of the date of your Non-Qualifying Termination.
“Vesting Date” means January 14, 2025.
4.Withholding Taxes. All amounts to be paid hereunder shall be subject to and reduced by the amount of all applicable income, employment and other taxes required to be withheld by the Company or any other member of the Company Group under applicable law.
5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any member of the Company Group (or any of their respective successors) or interfere in any way with the right of the Company or any member of the Company Group (or any of their respective successors) to terminate your employment at any time or for any reason or to change the terms of your employment in any manner.
6.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.
7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
8.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

9.Section 409A. The Retention Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, this Agreement shall be interpreted in a manner consistent therewith. Notwithstanding the foregoing, the Company makes no representations that the Retention Bonus is exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with Section 409A.
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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return a copy of this Agreement to [NAME] at [EMAIL]. You should keep a copy of the executed Agreement for your records.
Very truly yours,
INVITAE CORPORATION

By:
Name:
Title:
ACKNOWLEDGED AND AGREED:

[Employee Name]

Date:

Exhibit A – Superseded Arrangements
1.Participation in the 2024 management incentive compensation plan
2.Eligibility to receive a 2024 long-term incentive equity award
3.[Eligibility to receive all unearned cash retention bonuses set forth in the Retention and Bonus Agreement between you and the Company dated October 19, 2023]
4.[Eligibility to receive the Executive Long-Term Retention Payment approved by the Board on April 3, 2023]